EXHIBIT 99.1

NEWS RELEASE STANDARD PACIFIC CORP. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Senior Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON MONDAY, MAY 12, 2003

STANDARD PACIFIC CORP. ANNOUNCES SALE OF $175,000,000 OF 6 7/8% SENIOR NOTES

IRVINE, CALIFORNIA, May 12, 2003—Stephen J. Scarborough, Chairman of the Board and Chief Executive Officer of Standard Pacific Corp. (NYSE Symbol “SPF”), today announced Standard Pacific’s sale of $175,000,000 principal amount of 6 7/8% Senior Notes due 2011. The Notes are being sold at par to Qualified Institutional Buyers under Rule 144A and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company expects the sale of the Notes to close on May 19, 2003. The proceeds from the offering will be used to repay indebtedness outstanding under the Company’s revolving credit agreement and for general corporate purposes.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 55,000 families during its 37-year history. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com

This news release does not constitute on offer to sell, or the solicitation of any offer to buy, any securities. This news release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. To the extent that such statements relate to the proposed sale of the Notes referred to in this release, there is a risk, among others, that the transaction might not be completed.